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Medical Advisory Systems, Inc.

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For Immediate Release:
Investor Contact	Media Contact
Robert Jackson	Matthew Cossolotto
Phone: 561-805-8042	Phone: 914-245-9721
E-Mail –rjackson@adsx.com	E-Mail –matthew@ovations.com

DIGITAL ANGEL CORPORATION BEGINS INVESTOR INFORMATION
“ROAD SHOW” IN NEW YORK CITY

Executives discuss major business developments with investment community for the “new” Digital Angel Corporation

Additional investor information meetings planned for
Philadelphia, Boston, Los Angeles, Seattle, San Francisco, and Chicago

PALM BEACH, FL — March 13, 2002 — Applied Digital Solutions, Inc. (Nasdaq: ADSX), an advanced technology development company, announced today that company executives began an investor information “road show” in New York City on March 12, 2002, regarding Digital Angel Corporation, Applied Digital’s wholly owned subsidiary. Digital Angel Corporation is being merged into Medical Advisory Systems (Amex: DOC) subject to a shareholder vote on March 18, 2002 and satisfaction of other conditions of closing.

The company launched the investor information “road show” in New York City on March 12, 2002, with a luncheon for institutional investors at the Barclay Inter-Continental Hotel. A series of meetings and presentations to investors will be held in the following cities in the coming weeks: New York City (March 13); Philadelphia (March 19); Boston (March 20); Los Angeles (April 16); Seattle (April 17); San Francisco (April 18); and Chicago (April 19).

Company executives discussed the following topics with investors on Tuesday, March 12, 2002:

•	First-year projected revenues and EBITDA for the “new” Digital Angel Corporation.

•	Digital Angel’s Personal Safety and Location product is currently being marketed in South Florida as part of the first phase in its national rollout. Orders can be placed from around the country through the company’s website (www.digitalangel.net). The watch/pager device communicates “where-you-are” and “how-you-are” data through Digital Angel’s proprietary delivery system to its 24/7 operations center in California.

In addition to this existing product and the company’s established line-up of animal identification and tracking products, the company will soon offer the following new products and services:

•	Vehicle and Cargo Tracking Systems – offering GPS location technology to keep track of trucking or rental car fleets, municipal or school busses, or EMS and other emergency response vehicles.

•	Laptop and PDA Location/Security Systems – offering theft-deterring features such as WanderAlert to signal if your device is moved outside pre-set geographic boundaries. This product is expected to be available in the fourth quarter of 2002.

Company executives participating in the investor information sessions include: Scott R. Silverman, newly appointed President of Applied Digital Solutions; Randolph K. Geissler, CEO of Digital Angel Corporation; and Keith Bolton, Vice President and Chief Technology Officer of Applied Digital Solutions. Additional product and pricing details are provided on the revamped www.digitalangel.net website.

About Digital Angel™

Digital Angel represents the first-ever combination of advanced biosensor technology and Web-enabled wireless telecommunications linked to Global Positioning Systems (GPS). By utilizing advanced biosensor capabilities, Digital Angel will be able to monitor key body functions – such as temperature and pulse – and transmit that data, along with accurate location information, to a ground station or monitoring facility. Applied Digital Solutions is exploring a wide range of potential applications for Digital Angel, including: monitoring the location and medical condition of at-risk patients; locating lost or missing individuals; locating missing or stolen household pets; monitoring the location of certain parolees; managing livestock and other farm-related animals; pinpointing the location of valuable stolen property; managing the commodity supply chain; preventing the unauthorized use of firearms; and providing a tamper-proof means of identification for enhanced e-commerce security. For more information on Digital Angel, visit www.digitalangel.net.

About Medical Advisory Systems

Medical Advisory Systems, Inc. is a global leader in telemedicine that has operated a 24/7, physician-staffed call center in Owings, MD for nearly 20 years. Through a worldwide telecommunications network, MAS provides health care to ships-at-sea and other remote locations, one-on-one “chats” with a physician via the Internet or telephone, as well as medical and non-medical services for the travel industry. MAS owns a 12% equity interest in Paris-based CORIS Group, which provides it with the ability to offer its services in over 30 countries worldwide. For additional information, visit www.mas1.com.

About Applied Digital Solutions, Inc.

Applied Digital Solutions is an advanced technology development company that focuses on a range of early warning alert, miniaturized power sources and security monitoring systems combined with the comprehensive data management services required to support them. Through its Advanced Wireless unit, the Company specializes in security-related data collection, value-added data intelligence and complex data delivery systems for a wide variety of end users including commercial operations, government agencies and consumers. For more information, visit the company’s website at http://www.adsx.com.

Statements about the Company’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. The Company intends that such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company’s actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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